EXHIBIT 99.1

FOR IMMEDIATE RELEASE	February 23, 2004

SYKES ENTERPRISES, INCORPORATED REPORTS FOURTH
QUARTER AND FULL YEAR 2003 FINANCIAL RESULTS

Q4 EPS at top-end of management guidance enabled by solid revenue growth;
Fourth quarter cash flow from operations totaled $20.3 million

TAMPA, FL — FEBRUARY 23, 2004 - Sykes Enterprises, Incorporated (“Sykes” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, today announced financial results for the fourth quarter of 2003. Pro forma earnings per share increased to $0.05 per diluted share from a net loss of $(0.02) per share last year.

Revenues for the three months ended December 31, 2003 rose 9.4% to $124.2 million from $113.5 million in the prior year fourth quarter. Net income for the fourth quarter of 2003 rose to $2.6 million, or $0.07 per diluted share, from a net loss of $(17.9) million, or $(0.44) per share for the comparable quarter last year. Fourth quarter 2003 results reflected special items including an approximate $0.2 million portion of a gain related to the installment sale of a U.S. customer contact management center and a $0.4 million reversal of a restructuring accrual (both items totaling approximately $0.01 per share). The comparable fourth quarter results for 2002 also contained special items including a $(20.8) million charge, or $(0.40) per share, related to the Company’s 2002 fourth quarter restructuring plan and a $(1.5) million charge, or $(0.03) per share, related to the impairment of certain long-lived assets in 2002. Excluding these special items, the Company’s pro forma net income for the fourth quarter of 2003 increased to $2.2 million, or $0.05 per diluted share, from a pro forma net loss of $(0.7) million, or $(0.02) per share last year (See “Reconciliation of Pro Forma Results” table).

“A sharp focus on strategic investments, revenue growth and vertical diversification contributed to our solid operating performance in the fourth quarter and in the year. Despite the ongoing uncertainty and complex worldwide economic environment, we successfully executed our strategic initiatives, growing our operations offshore, winning new business and diversifying our client base,” stated John H. Sykes, Chairman and CEO of Sykes. “Our solid balance sheet and steady investments in growth-related infrastructure continue to advance our position in the global marketplace.”

Fourth Quarter 2003 Review
 Fourth quarter 2003 revenues grew 9.4% to $124.2 million from $113.5 million in the prior year period. The increase reflects the rise in the value of the Euro compared to the U.S. dollar and the continued ramp-up of new and existing business in Sykes’ offshore markets. Sequentially, fourth quarter 2003 revenues increased $4.3 million, or 3.6%, from third quarter revenues of $119.9 million.

On a geographic basis, revenues from the Company’s Americas region, including North America and its offshore operations (Latin America, India and the Asia Pacific Rim), increased 12.1% to $82.2 million, or 66.2% of total revenues, for the fourth quarter of 2003. This compared to $73.3 million, or 64.6%, in the prior year fourth quarter. The healthy rise in the Americas revenues shows the strong growth in Sykes’ offshore operations, resulting from the continued acceleration in demand for a lower cost customer contact management solution as well as the further diversification into new vertical markets. Revenues from the Company’s Europe, Middle East and Africa (EMEA) region rose 4.5% to $42.0 million, representing 33.8% of Sykes’ total revenues for the fourth quarter of 2003 compared to $40.2 million, or 35.4%, for the comparable period in the prior year. Similar to recent quarters, Sykes’ fourth quarter 2003 EMEA revenues experienced a $6.7 million benefit from the stronger Euro compared with the same period of the prior year. Excluding this foreign currency benefit, EMEA revenues would have declined $4.9 million on a year-over-year basis, reflecting continued softness in customer call volumes resulting from the weak European economy.

The Company’s gross profit margin (revenues less direct costs) for the fourth quarter of 2003 rose to 36.3% from 34.5% for the comparable fourth quarter of 2002. The year-over-year rise was primarily due to higher call volumes in the Americas, partially offset by costs associated with the continued expansion offshore to meet the demand of new clients and the needs of a leading U.S. client that has begun migrating to Sykes’ offshore operations. During the fourth quarter of 2003, the Company added over 2,400 seats in its offshore operations, including India, the Philippines and Costa Rica, and the Company expects to add approximately 2,000 to 3,000 more seats by the first-half of 2004 to meet client demand. Included in this additional expansion is a new state-of-the-art 400-seat center in El Salvador, which is expected to open by the beginning of the second quarter. On a sequential basis, the Company’s fourth quarter 2003 gross profit margin of 36.3% saw a slight up-tick compared with the third quarter gross profit margin of 36.2%.

General and administrative (“G&A”) expenses for the fourth quarter of 2003 totaled $43.1 million compared with $40.6 million for the same period in the prior year and $39.9 million in the sequential third quarter of 2003. The rise was primarily attributable to higher rent, travel, training, utilities and maintenance costs associated with the offshore facility expansion and certain duplicative operating costs related to the client migration. The Company has also experienced higher insurance and compliance costs compared with the prior year. As a percentage of revenues, total G&A expenses for the fourth quarter of 2003 declined to 34.7% compared to 35.7% in the prior year period. The decline primarily reflects the higher level of revenues and a decline in depreciation expense, partially offset by the higher costs associated with the offshore facility expansion and client migration. On a sequential basis, fourth quarter 2003 G&A expenses, as a percentage of revenues, rose to 34.7% from 33.2% in the third quarter of 2003. The increase reflected a combination of higher costs associated with the accelerating offshore expansion and client migration.

Other income for the fourth quarter of 2003 rose to $1.3 million compared to $0.3 million for the same period in the prior year and $0.5 million in the sequential third quarter of 2003. The increase was primarily attributable to higher net interest income and favorable foreign currency translation.

Twelve Months of 2003 in Review
For the twelve months ended December 31, 2003, revenues totaled $480.4 million compared to $452.7 million for the comparable twelve months in 2002. Income from operations for the twelve months ended December 31, 2003 totaled $11.4 million, while net income totaled $9.3 million, or $0.23 per diluted share. This compared to an operating loss of $(11.3) million and a net loss of $(18.6) million, or $(0.46) per share for the twelve-month period in the prior year. The Company’s results for the twelve months of 2003 reflected special items including a gain of $2.1 million, or $0.03 per share, related to the sale of two U.S. customer contact management centers and a $0.6 million, or $0.01 per share, reversal of certain restructuring accruals recorded in previous years. The comparable results for the 2002 year also contained special items including a charge of $(20.8) million, or $(0.40) per share, related to the Company’s fourth quarter 2002 restructuring plan; a charge of $(1.5) million, or $(0.03) per share, related to the impairment of certain long-lived assets; a gain of $1.6 million, or $0.03 per share, for the sale of a U.S. customer contact management center; and a charge of $(13.8) million, or $(0.23) per share, related to the Company’s class action settlement in 2002. Excluding these special items, pro forma net income for the twelve months ended December 31, 2003 totaled $7.5 million, or $0.18 per diluted share compared to pro forma net income of $6.6 million, or $0.16 per diluted share for the comparable twelve months in 2002 (see “Reconciliation of Pro Forma Results”).

Balance Sheet & Cash Flow Highlights
The Company’s balance sheet at December 31, 2003 remained strong with cash and cash equivalents of $92.1 million and no outstanding debt. Approximately $67.5 million of the Company’s December 31st cash balance was held in international operations and may be subject to additional taxes if repatriated to the U.S. The Company intends to reinvest this cash into its international operations. Separately, for the three months ended December 31, 2003, the Company generated $20.3 million in cash flow from operations.

During the fourth quarter of 2003, Sykes cancelled its $40.0 million revolving credit facility. Sykes is in the process of negotiating a new revolving credit facility that is more in-line with its current business and future growth needs, which include expanding its presence in strategic geographical markets and penetrating key vertical markets.

Business Outlook
The Company’s outlook for the first quarter of 2004 takes into consideration many factors including a firming sales pipeline, a continued acceleration in demand for an offshore customer contact management solution and the related shift in call volumes from the U.S. to Sykes’ offshore operations. For the three months ended March 31, 2004, the Company anticipates the following financial results:

•	Revenues in the range of $118 million to $121 million

•	Pro forma EPS in the range of breakeven to a $(0.05) loss per share (see “Reconciliation of Pro Forma Results”)

•	EPS in the range of $0.05 to a $(0.02) loss per share

•	Expected gain on contact management center sale in the range of $0.03 to $0.05 per share

•	Capital expenditures in the range of $14 million to $18 million

As discussed last quarter, the Company is experiencing an increase in operating expenses due primarily to the acceleration in the build out of its offshore facilities to accommodate new and existing client demand. Expenses related to the ramp-up of business offshore include training, travel, rent, utilities, and depreciation and amortization. The Company will also experience certain duplicative operating costs as call volumes for a leading U.S. client migrate offshore.

In response to the increase in call volumes migrating offshore and duplicative expenses, the Company expects to phase out several underutilized U.S. based centers over the course of the next 12 months. The timing of these phase-outs will vary based on client timetables for transferring the business volumes offshore. In addition, Sykes will complete the closeout of several European facilities as part of an on-going program to match capacity with current business levels amid the challenging European economic environment. The timing and business ramp-up rate, combined with the interim inefficiencies and the duplicative nature of certain U.S. facility costs, are difficult to predict with certainty at this early juncture and the Company, therefore, believes that providing a full-year outlook for 2004 would not be prudent.

Mr. Sykes continued, “Sykes’ offshore value proposition is being extremely well received in the marketplace and we are encouraged by the firming sales pipeline. This receptiveness by the marketplace is due to investments in our offshore operations and creating value-propositions complimentary to our verticals, both of which are driven by our focus on building long-term shareholder value.”

Non-GAAP (Pro Forma) Measures
This news release contains non-GAAP financial measures including pro forma income from operations, pro forma net income and pro forma earnings per share, which are not prepared in accordance with Generally Accepted Accounting Principles (GAAP). A reconciliation of these non-GAAP measures to the comparable GAAP measures is included in the attached financial tables.

Details on the Fourth Quarter 2003 U.S. Customer Contact Management Center Sale
Related to the installment sale of the U.S. customer contact management center, which was consummated in December of 2003, the Company received a seller’s note in the amount of $2.0 million and $0.3 million in cash for a total sale price of $2.3 million. The transaction will result in a net pre-tax gain of $1.7 million, $0.2 million of which was recognized by the Company in the fourth quarter of 2003. The remaining gain will be recognized as the installment and final balloon payments are collected at July 1, 2004.

Reclassifications
Certain amounts from prior years have been reclassified to conform to the current year’s presentation.

Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, February 24, 2004 at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of Sykes’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the Investors section of Sykes website at www.sykes.com/english/investors.asp under the heading “Investor Newsroom - Press Releases.”

About Sykes Enterprises, Incorporated
Sykes is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. Sykes provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. Sykes specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with 42 customer contact management centers throughout the world, Sykes provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, Sykes serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). Sykes also provides various enterprise support services in the Americas and fulfillment services, which includes multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling, in EMEA. For additional information please visit www.sykes.com.

Forward-Looking Statements
This press release may contain “forward-looking statements,” including Sykes’ estimates of future business outlook, prospects or financial results, statements regarding Sykes’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that Sykes’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for Sykes’ products and services, (ii) variations in the terms and the elements of services offered under Sykes’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing Sykes’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in business conditions and the economy, (xiii) Sykes’ ability to attract and retain key management personnel, (xiv) Sykes’ ability to continue the growth of its support service revenues through additional technical and customer service centers, (xv) Sykes’ ability to further penetrate into vertically integrated markets, (xvi) Sykes’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) Sykes’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits, (xix) Sykes’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) Sykes’ dependence on trends toward outsourcing, (xxi) risk of emergency interruption of technical and customer support center operations, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients; and (xxiv) other risk factors listed from time to time in Sykes’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and Sykes undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
Three Months Ended December 31, 2003 and 2002
($ in thousands, except per share amounts)
(Unaudited)

	Three Months Ended

	December 31,	December 31,
	2003	2002

Revenues	$124,212	$113,507
Direct salaries and related costs	(79,119)	(74,353)
General and administrative	(43,099)	(40,554)
Gain on disposal of property & equipment, net	47	—
Restructuring and other (charges) reversals	446	(20,814)
Impairment of long-lived assets	—	(1,475)

Income (loss) from operations	2,487	(23,689)
Other income	1,347	344

Income (loss) before (provision) benefit for income taxes	3,834	(23,345)
(Provision) benefit for income taxes	(1,201)	5,441

Net income (loss)	$2,633	$(17,904)

Net income (loss) per basic share	$0.07	$(0.44)
Shares outstanding — basic	40,184	40,396
Net income (loss) per diluted share	$0.07	$(0.44)
Shares outstanding — diluted	40,445	40,396
Other Items:
Depreciation and amortization	$7,160	$9,256
Capital expenditures	$8,662	$4,261

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
Twelve Months Ended December 31, 2003 and 2002
($ in thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended

	December 31,	December 31,
	2003	2002

Revenues	$480,359	$452,737
Direct salaries and related costs	(309,489)	(287,141)
General and administrative	(161,743)	(155,547)
Gain on disposal of property & equipment, net	1,595	945
Restructuring and other (charges) reversals	646	(20,814)
Impairment of long-lived assets	—	(1,475)

Income (loss) from operations	11,368	(11,295)
Litigation settlement	—	(13,800)
Other income	2,588	649

Income (loss) before (provision) benefit for income taxes	13,956	(24,446)
(Provision) benefit for income taxes	(4,651)	5,815

Net income (loss)	$9,305	$(18,631)

Net income (loss) per basic share	$0.23	$(0.46)
Shares outstanding — basic	40,300	40,405
Net income (loss) per diluted share	$0.23	$(0.46)
Shares outstanding — diluted	40,441	40,405
Other Items:
Depreciation and amortization	$30,125	$34,338
Capital expenditures	$29,273	$20,203

Sykes Enterprises, Incorporated
Reconciliation of Pro Forma Results
($ in thousands, except per share amounts)
(Unaudited)

	Income/(Loss)	Income/(Loss)
	from	Before	(Income Tax)/	Net Income/	Diluted
	Operations	Tax	Benefit	(Loss)	EPS

Fourth Quarter 2003:
Results reported under U.S. GAAP	$2,487	$3,834	$(1,201)	$2,633	$0.07
Less special items:
Reversal of restructuring and other charges	446	446	(100)	346	$0.01
Gain on sale of customer support center	163	163	(63)	100	$0.00

Pro forma results	$1,878	$3,225	$(1,038)	$2,187	$0.05	(a)

Fourth Quarter 2002:
Results reported under U.S. GAAP	$(23,689)	$(23,345)	$5,441	$(17,904)	$(0.44)
Less special items:
Restructuring and other charges	(20,814)	(20,814)	4,694	(16,120)	$(0.40)
Impairment of long-lived assets	(1,475)	(1,475)	388	(1,087)	$(0.03)

Pro forma results	$(1,400)	$(1,056)	$359	$(697)	$(0.02	)(a)

Twelve Months 2003:
Results reported under U.S. GAAP	$11,368	$13,956	$(4,651)	$9,305	$0.23
Less special items:
Reversal of restructuring and other charges	646	646	(177)	469	$0.01
Gain on sale of customer support center	2,103	2,103	(723)	1,380	$0.03

Pro forma results	$8,619	$11,207	$(3,751)	$7,456	$0.18	(a)

Twelve Months 2002:
Results reported under U.S. GAAP	$(11,295)	$(24,446)	$5,815	$(18,631)	$(0.46)
Less special items:
Restructuring and other charges	(20,814)	(20,814)	4,694	(16,120)	$(0.40)
Impairment of long-lived assets	(1,475)	(1,475)	388	(1,087)	$(0.03)
Gain on sale of customer support center	1,599	1,599	(544)	1,055	$0.03
Litigation settlement	—	(13,800)	4,692	(9,108)	$(0.23)

Pro forma results	$9,395	$10,044	$(3,415)	$6,629	$0.16	(a)

Business Outlook for Q1 2004 - High Range:					Q1 2004 EPS

Results reported under U.S. GAAP					$0.05
Less special items:
Gain on sale of customer support center					0.05

Pro forma results					$—

Business Outlook for Q1 2004 - Low Range:
Results reported under U.S. GAAP					$(0.02)
Less special items:
Gain on sale of customer support center					0.03

Pro forma results					$(0.05)

      The schedules above provide a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the pro forma results of operations (non-U.S. GAAP) identified in the text of the press release, which exclude special items. Pro forma results of operations are presented because the Company believes it provides the users of financial statements with an additional and useful comparison of operating performance.

(a)	EPS columns do not sum to total due to rounding differences in the calculation of each EPS amount.

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
($ in thousands)

	December 31,	December 31,
	2003	2002

	(unaudited)
Assets
Current assets	$181,392	$163,507
Property and equipment, net	107,194	109,618
Other noncurrent assets	24,668	23,716

Total assets	$313,254	$296,841

Liabilities & shareholders’ equity
Current liabilities	$62,888	$62,392
Noncurrent liabilities	49,534	52,104
Shareholders’ equity	200,832	182,345

Total liabilities & shareholders’ equity	$313,254	$296,841

Sykes Enterprises, Incorporated
Supplementary Data
(Unaudited)

	Q4 2003	Q4 2002	FY 2003	FY 2002

Geographic Mix (% of Total Revenue):
Americas(1)	66.2%	64.6%	66.9%	66.1%
Europe, Middle East & Africa (EMEA)	33.8%	35.4%	33.1%	33.9%
Total	100.0%	100.0%	100.0%	100.0%

(1)	Includes the United States, Canada, Costa Rica, India and the Asia Pacific (APAC) region. India and APAC are included within the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based companies.

	Q4 2003	Q4 2002	FY 2003	FY 2002

Vertical Industry Mix (% of Total Revenue):
Communications	41%	39%	43%	40%
Technology/Consumer	31%	42%	33%	43%
Healthcare	8%	6%	6%	5%
Financial Services	7%	5%	6%	3%
Transportation & Leisure	5%	4%	5%	4%
Other	8%	4%	7%	5%
Total	100%	100%	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
Three and Twelve Months Ended December 31, 2003 and 2002
($ in thousands)
(Unaudited)

	Three Months Ended

	December 31,	December 31,
	2003	2002

Cash Flow from Operating Activities:
Net income (loss)	$2,633	$(17,904)
Depreciation and amortization	7,160	9,256
Changes in assets and liabilities and other	10,511	(1,425)

Net cash provided by (used for) operating activities	$20,304	$(10,073)

Capital expenditures	$8,662	$4,261

	Twelve Months Ended

	December 31,	December 31,
	2003	2002

Cash Flow from Operating Activities:
Net income (loss)	$9,305	$(18,631)
Depreciation and amortization	30,125	34,338
Changes in assets and liabilities and other	(5,206)	27,604

Net cash provided by operating activities	$34,224	$43,311

Capital expenditures	$29,273	$20,203